QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

        The Director Compensation Policy is intended to address compensation for all duly appointed members of the Board of Directors (the "Board") of Epocrates, Inc. (the "Company") who are not employees of the Company ("Eligible Directors"). All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

Prior to the Company consummating an initial public offering ("IPO") of its Common Stock:

        Each Eligible Director shall receive (i) an annual retainer, paid quarterly, in the amount of $10,000, except that the Chairperson of the Board shall receive an annual retainer of $15,000, and (ii) an annual grant of an option to purchase 20,000 shares of the Company Common stock, at the then fair market value as established by the Board, which option will vest monthly and be fully vested after one year. Except for newly appointed Eligible Directors, the payment of the retainer and the grant of the options shall occur simultaneously for all Eligible Directors.

        Each new Eligible Director shall receive, upon his or her initial election to the Board, (i) an initial option to purchase 40,000 shares of Company Common Stock, at the then fair market value as established by the Board. The option will vest monthly and be fully vested after one year. Each new Eligible Director shall also receive the same annual retainer as the other Eligible Directors specified above, prorated based on the date of such Eligible Director's appointment to the Board. The first payment will be made upon appointment to the Board with subsequent payments, if any, occurring with the payments to the other Eligible Directors.

In the event that the Company consummates an IPO of its Common Stock:

        Upon an IPO event, all non-employee directors would become Eligible Directors and qualify for the compensation outlined below.

        Each Eligible Director shall receive, upon his or her initial election to the Board, an option to purchase 25,000 shares of Company Common Stock at the then fair market value. The option grant will vest monthly and be fully vested after one year. Thereafter, Eligible Directors shall receive additional grants of 15,000 option shares annually. Like the initial grants, the options will vest monthly, be fully vested after one year, and priced at the then fair market value.

        Eligible Directors shall also receive, after the closing of the IPO, a $30,000 annual retainer, paid quarterly as well as additional fees as follows:

  1.
  For attending each Board meeting as recorded in the minutes of such meeting. For each meeting attended in person, each Eligible Director will receive $1,000. For each meeting of the Board attended telephonically or by videoconference, each Eligible Director will receive $500.

  2.
  The Chairperson of the Board shall receive an additional $25,000 annual retainer, payable quarterly.

  3.
  The Chairperson of the Corporate Governance and Nominating Committee of the Board shall receive an additional $10,000 annual retainer, payable quarterly.

  4.
  The Chairperson of the Audit Committee of the Board shall receive an additional $20,000 annual retainer, payable quarterly.

  5.
  The Chairperson of the Compensation Committee of the Board shall receive an additional $15,000 annual retainer, payable quarterly.

  6.
  Each member of the Audit Committee of the Board shall receive an additional $12,000 annual retainer, payable quarterly.

  7.
  Each member of the Corporate Governance and Nominating and Compensation Committees of the Board shall receive an additional $7,000 annual retainer, payable quarterly.

        In lieu of the cash compensation set forth above, each Eligible Director may elect to receive shares of the Company's Common Stock equal to the total cash compensation divided by the fair market value of the Company's Common Stock on the date of grant.

QuickLinks

  Exhibit 10.21
AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY